EXHIBIT 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY TERAFORCE TECHNOLOGY CORPORATION FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH "***".

                   TECHNOLOGY LICENSE AND MARKETING AGREEMENT

         THIS TECHNOLOGY LICENSE AND MARKETING AGREEMENT (this "License Agreement") is made and entered into as of November 13, 2003 (the "Effective Date") by and between VISTA CONTROLS, INC., a California corporation, with offices at 28965 Avenue Penn, Santa Clarita, CA 91355 ("VISTA"), and DNA COMPUTING SOLUTIONS, INC., a Delaware corporation with offices at 1240 East Campbell Road, Richardson, Texas 75081 ("DNA").

                                    RECITALS

         WHEREAS, DNA is the owner or licensee of certain digital signal processing technologies for use in connection with commercial digital signal processing applications for radar, sonar, software radio, electronic warfare, and signal intelligence, including the VQG4 and EAGLE I platforms and Wingspan technologies;

         WHEREAS, VISTA has developed certain proprietary methods, designs and processes related to the ruggedization, fortification and reinforcement of circuit card assemblies so as to enable them to withstand various types of adverse conditions, including, by way of example, adverse instability or temperature conditions;

         WHEREAS, DNA desires to grant to VISTA and VISTA desires to obtain from DNA a license to use and combine certain DNA digital signal processing technologies with VISTA's proprietary methods, designs and processes for the purpose of developing, manufacturing and selling certain types of ruggedized circuit card assemblies upon the terms and conditions set forth herein;

         WHEREAS, VISTA and DNA desire to jointly market and promote such VISTA ruggedized circuit card assemblies utilizing the licensed DNA technologies upon the terms and conditions set forth herein;

         WHEREAS, as of even date herewith, VISTA and DNA are entering into a Technology Transfer and Support Agreement (the "Transfer Agreement"), a copy of which is attached hereto as Exhibit B, pursuant to which DNA agrees to transfer the licensed DNA technologies to VISTA and agrees to perform certain consulting, engineering support and technical assistance to VISTA related to the licensed DNA technologies on the terms and conditions set forth therein; and

         WHEREAS, as of even date herewith, VISTA and DNA are entering into a Distribution Agreement (the "Distribution Agreement"), a copy of which is attached hereto as Exhibit C, pursuant to which VISTA agrees to develop and sell to DNA, on an non-exclusive basis, and DNA agrees to procure from VISTA, certain ruggedized circuit card assemblies utilizing the DNA technologies on the terms and conditions set forth therein.

                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the foregoing and of the mutual promises, covenants, conditions, and undertakings hereinafter set forth, the sufficiency of which is hereby acknowledged, and for other good and valuable consideration, it is agreed by and between the parties as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Capitalized terms used herein shall have the meanings set forth in Exhibit A.

                                    ARTICLE 2
               LICENSE RIGHTS; TRANSFER OF THE LICENSED TECHNOLOGY

         2.1 License Grant. DNA hereby grants the Licensee Group a worldwide, perpetual and irrevocable (except to the extent terminated by DNA pursuant to Section 7.2(d)), transferable, fully paid up right and license (with right to sublicense) to make, have made, develop, use, import, offer to sell, sell, import, copy, reproduce, distribute, transfer, license, vend, compile, modify, translate, adapt, perform, prepare derivatives based on, publicly display and exploit the Licensed Technology in the Field of Use as part of the Combined Technology (the "License"). The License granted in the immediately preceding sentence shall be exclusive in the Field of Use (the "Exclusive License") for a period of *** following the Effective Date (the "Exclusive Period"). Unless otherwise agreed in writing by the parties, the License includes all third party software and materials to the extent necessary for VISTA to use the Licensed Technology as contemplated by this Agreement, and DNA agrees to procure for and pass through to VISTA on VISTA's behalf all such rights and licenses from all such third parties necessary to grant the License.

         2.2 Exclusion of DNA; Grant of Limited Sublicense to DNA. Except as otherwise expressly set forth in Section 6.2(c) of this License Agreement, the grant of the Exclusive License set forth in Section 2.1 is to the exclusion of DNA and its Affiliates, successors and assigns and all third Persons taking by or through DNA except the Licensee Group; provided, however, that, subject to the terms and conditions of this License Agreement, the Transfer Agreement and Distribution Agreement (individually and/or collectively, the "Agreements"), VISTA hereby grants to DNA a limited, revocable, non-exclusive, non-transferable, fully paid up license (without right to sublicense) to the Combined Technology, and a limited, non-exclusive, non-transferable, fully paid up sublicense (without right to further sublicense) to the Licensed Technology included in the Combined Technology, within the Field of Use solely as may be necessary to perform its marketing, support, transfer and distribution obligations in connection with the Products in accordance with the terms, conditions and restrictions of the Agreements, and for no other purpose.

         2.3      License to Use Marks.

                  (a) DNA grants VISTA a limited, non-exclusive, non-transferable (except as set forth in Section 11.3), fully paid up license (without right to sublicense) to use the Licensed Marks solely in connection with the advertising, promotion, sale, offer for sale and distribution of the Products and exploitation of the Combined Technology in the Field of Use. VISTA acknowledges and agrees that all use of such Licensed Marks shall be subject to DNA's prior written approval and any goodwill arising therefrom shall inure to the benefit of DNA. VISTA shall at all times comply with DNA's trademark and usage policies, guides and procedures, including any updates thereto, which shall be provided to VISTA in writing from time to time. DNA may from time to time discontinue or modify the Licensed Marks or add

--------------
*** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY TERAFORCE TECHNOLOGY CORPORATION FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

new Licensed Marks, and in such cases, VISTA shall adopt the modified or new Licensed Marks as directed by DNA.

                  (b) Subject to the terms and conditions of this License Agreement, VISTA grants DNA a limited, revocable, non-exclusive, non-transferable, fully paid up license (without right to sublicense) to use the VISTA Marks solely in connection with the advertising, promotion, sale, offer for sale and distribution of the Products and the transfer of the Licensed Technology, as provided for under the terms of the Agreements. DNA acknowledges and agrees that all use of such VISTA Marks shall be subject to VISTA's prior written approval and any goodwill arising therefrom shall inure to the benefit of VISTA. DNA shall at all times comply with VISTA's trademark and usage policies, guides and procedures, including any updates thereto, which shall be provided to DNA in writing from time to time. DNA shall obtain VISTA's prior written approval prior to any use of the VISTA Marks that has not been expressly approved in writing by VISTA. VISTA may from time to time discontinue or modify the VISTA Marks or add new VISTA Marks, and in such cases, DNA shall adopt the modified or new VISTA Marks as directed by VISTA.

         2.4 Survival of License Upon Bankruptcy. All rights and licenses granted under or pursuant to this License Agreement by DNA to the Licensee Group are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (as now constituted or hereafter amended, the "Code"), licenses to rights to "intellectual property" as defined under the Code. The parties hereto agree that the Licensee Group, as licensee of such rights under this License Agreement, shall retain and may fully exercise all of its rights and elections under the Code. The parties hereto further agree that, in the event of the commencement of bankruptcy proceedings by or against DNA under the Code, the Licensee Group shall be entitled to retain all of its rights and licenses under this License Agreement.

         2.5 Transfer of the Licensed Technology. DNA agrees to transfer the Licensed Technology and all know-how, information and materials relating thereto to VISTA, and agrees to provide the certain consulting, engineering support and technical assistance to VISTA related to the Licensed Technology, in accordance with the terms and conditions of the Transfer Agreement.

                                    ARTICLE 3
                   MARKETING, DISTRIBUTION AND SUPPORT EFFORTS

         3.1 Marketing Obligations. Subject to the terms and conditions of this License Agreement, each party agrees to use commercially reasonable efforts and proceed earnestly and diligently to jointly advertise, market, promote, display, perform the Combined Technology and Products and otherwise exploit every opportunity available to commercialize the Products. Each party shall be entitled to market, advertise and promote the Products in the manner it deems most advantageous for the commercialization thereof, provided, however that all such efforts by DNA shall be subject to VISTA's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The Products and Combined Technology shall at all times be marketed and promoted under such VISTA Marks, as VISTA shall require, and, in addition, to the extent and in the manner mutually agreed between the parties, under the DNA Marks. Subject to the foregoing, DNA agrees to cooperate with VISTA in connection with, and participate in, any and all marketing programs, initiatives and plans undertaken by VISTA, including without limitation, meeting with potential Customers of the Products in an effort to promote the Products for sale to such potential Customers. DNA agrees not to promote, advertise, market, demonstrate or otherwise offer for sale the Products to any potential or prospective Customers without notifying VISTA reasonably in advance thereof, complying with its obligations under this Section 3.5 below and allowing VISTA to fully participate in such promotion, advertising, marketing, demonstration or offer for sale of the Products to such potential Customer. The parties acknowledge that it is their intention to collaborate in the formulation of a mutually acceptable annual marketing plan ("Marketing Plan") which will, among other things, define specific objectives, markets and customers for which each party will have primary marketing and sales responsibility for the Products, consistent with the terms and conditions set forth in this Article 3. To the extent such Marketing Plan deviates from the Agreements, the Marketing Plan shall control; provided, however, in the absence of any such Marketing Plan, the Agreements shall apply in all respects.

         3.2 Marketing Materials. Unless otherwise agreed pursuant to a Marketing Plan or otherwise in writing, VISTA shall be responsible for the design and creation of all advertising and promotional materials, sales literature, press releases or other items used in connection with promoting, advertising, marketing, demonstrating, offering for sale and/or selling the Products (the "Promotional Materials"), and the preparation of all copies of the Promotional Materials. DNA shall, at its expense and at VISTA's request, cooperate with VISTA in preparing such advertising and promotional materials related to the Licensed Technology. DNA shall not use any Promotional Materials or any other materials which have not been provided or approved in writing by VISTA, and shall not use, fail to use or modify any such materials in a manner which has not been expressly authorized in writing by VISTA. DNA shall not propose terms or claims to potential customers of the Products with respect to the Products which have not been previously approved in writing by DNA, and shall not modify any of the Promotional Materials or Documentation in any manner without VISTA's prior written consent.

         3.3 Distribution. DNA shall offer for sale, promote, sell and distribute the Products in accordance with the terms and conditions set forth in the Distribution Agreement.

         3.4 Support. DNA shall be responsible for providing Customers and end users of the Products with all reasonable technical and operational support, maintenance and assistance regarding the features, uses and functionalities of the Products relating to the Licensed Technology. VISTA shall be responsible for providing end users of the Products with all reasonable technical and operational support, maintenance and assistance regarding the features, uses and functionalities of the Products related to the VISTA Technology and Combined Technology (other than the Licensed Technology). The terms and conditions of the support and maintenance obligations with respect to the Products shall be as set forth in the Distribution Agreement or as otherwise mutually agreed by VISTA and DNA from time to time.

         3.5      Marketing and Customer Reports.

                  (a) On a monthly basis, DNA shall prepare and deliver to VISTA a detailed report of all matters and information related to the promotional, advertising, marketing, demonstration and offering for sale activities undertaken or contemplated to be undertaken by DNA in the exercise of its rights and performance of its obligations under this Article 3, which report shall include, without limitation, the names and all contact information for potential Customers for the Products, identification of applications and market opportunities for the Products and the specific marketing initiatives contemplated or undertaken by DNA and the actual and anticipated results therefrom. DNA shall make available to VISTA DNA's sales representatives and other personnel as reasonably requested by VISTA for interviews by VISTA regarding such marketing reports, all such matters addressed therein and all other matters related to DNA's exercise of its rights and performance of its obligations under this Article 3.

                  (b) Without limiting DNA's obligations under Section 3.5(a) above, together with such monthly reports, or on a more frequent basis as necessary to comply with its obligations hereunder, DNA shall provide to VISTA a list of all potential or prospective Customers of the Products identified by DNA or that have otherwise come to the knowledge of DNA and all information relating thereto, including without limitation, information regarding the appropriate contact person with such potential Customer, details regarding any relationship between DNA and such potential Customer, suggestions regarding the needs of such potential Customer for the Products and the preferred methods of approaching or marketing the Products to the potential Customer.

         3.6 Compliance. At all times in the performance of its obligations under this License Agreement, each party agrees to: (a) comply with any policies, procedures and instructions relating to the marketing and distribution of the Products as may be mutually established in writing by the parties from time to time; (b) comply with the highest industry standards and all applicable international, federal, state and local laws, and rules and regulations thereunder respecting the performance of its obligations under the Agreements;
(c) secure from the appropriate authorities, at its own cost and expense, all permits, concessions or other documents required by law for the performance of its obligations hereunder; (d) avoid deceptive, misleading or unethical practices; and (e) conduct its business and perform its obligations under the Agreements in a manner that reflects favorably at all times on the other party and its goodwill and reputation.

                                    ARTICLE 4
                                FEES AND PAYMENT

         4.1 License and Transfer Fees. Subject to the terms and conditions\ of this License Agreement and the Transfer Agreement and in consideration of the performance by DNA of its obligations in accordance with this License Agreement and the Transfer Agreement, VISTA shall pay DNA the fees (the "License and Transfer Fees") identified in the Transfer Agreement in the manner set forth therein and according to the delivery schedule milestones and satisfaction of the acceptance criteria set forth therein. The licenses and rights granted to VISTA herein shall not be affected or contingent upon VISTA's nonpayment of any fees due under the Transfer Agreement as a result of DNA's failure to comply with its obligations under the Transfer Agreement.

         4.2      Residual Rights Fees.

                  (a) In addition to all other payments due and owing from DNA hereunder, DNA shall pay to VISTA a residual rights fee equal to *** percent (***%) of the Product Premium from DNA's Sales of the Products (the "DNA Residual Rights Fee").

                           (i)      Except as otherwise agreed herein, the term
"Product Premium" shall roughly approximate the difference between (A) the retail sales price of the Product sold by DNA and (B) the retail sales price for DNA's standard, commercially equivalent product, as agreed between the parties. On an annual basis or as more frequently as the parties may agree, the parties shall mutually determine, in good faith, the calculation of the Product Premium. Notwithstanding the foregoing, for the initial twelve-month period of the Term (and for so long at the parties are unable to agree otherwise) the Product Premium shall be equal to *** percent (***%) of the retail sales price of the Product sold by DNA.

                           (ii)     As used herein, the term "Sales" shall mean
the sale or license of rights in the Products by a party, whether sold or licensed directly by a party or indirectly through such party's third party sales channels; provided, however, that Sales shall include only direct sales or licenses to a single Person and shall not include subsequent re-sales or licenses of the same Products by such Person to any other Person.

                  (b) In addition to the License and Transfer Fees, subject to DNA's compliance with its obligations under the Transfer Agreement and during the Exclusive Period, VISTA shall pay to DNA a residual rights fee equal to *** percent (***%) of the Profits from the Licensee Group's Sales of the Products; provided, that at such time as such aggregate residual rights fees reach *** Dollars ($***), the percentage shall be reduced from *** percent (***%) to *** percent (***%) of the Licensee Group's Profits from such Sales (the "VISTA Residual Rights Fee" and together with the DNA Residual Rights Fee, the "Residual Rights Fees").

                           (i)      As used herein, the term "Profits" shall
mean the Net Selling Price payable to a party in connection with such party's Sales less the Fully Burdened Cost.

                           (ii)     As used herein, the term "Net Selling Price"
shall mean the gross revenues received by a party for a Sale of the Product less any taxes, commissions, government or third

--------------
*** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY TERAFORCE TECHNOLOGY CORPORATION FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

party fees, freight costs, insurance, brokerage fees or other costs related to the distribution or Sale of the Product.

                           (iii)    As used herein, the term "Fully Burdened
Cost" shall mean the cost to manufacture and distribute the Products, including all material, labor, overhead, sales, general and administrative, cost of money, fee and warranty fee. Subject to Section 5.1 of the Distribution Agreement, on an annual basis or as more frequently as the parties may agree, the parties shall as mutually determine the Fully Burdened Cost to be applied to future Sales at agreed quantity breaks. The parties agree that the labor rates, overhead rates, and sales, general and administrative rates used in the calculation of the Fully Burdened Cost shall be the applicable Defense Contractors Audit Agency (DCAA) approved rates or in the absence of DCAA audited rates for the applicable time period, the rates shall be those generally used by VISTA for its government funded contracts during that time period .

         4.3 Expenses. Except as otherwise explicitly set forth in this License Agreement or as otherwise agreed to by the parties in writing, each party shall bear all of its own expenses incurred in performing its obligations under this License Agreement. A party will reimburse the other party for reasonable out-of-pocket costs and expenses required and actually incurred by such party in performing its obligations hereunder only if the performing party has (a) obtained the other party's prior written consent to reimburse the performing party for such expenses, which consent may be given or withheld in the non-performing party's sole discretion, (b) detailed such expenses on a form acceptable to the other party, and (c) submitted supporting documentation reasonably satisfactory to the other party.

         4.4 Payment; Reporting. VISTA shall pay the License and Transfer Fee in accordance with the terms and conditions set forth in the Transfer Agreement. Each party shall report and make its Residual Rights Fee payments to the other party on a monthly basis no later than thirty (30) days following the end of each calendar month during the Term. Any amounts due and not paid hereunder by their applicable due day shall bear interest at the lesser of the rate of ten percent (10%) per annum, or highest lawful rate, such interest to accrue daily and be compounded monthly.

         4.5 Books and Records; Audit. Each party shall maintain during the Term and for three (3) years thereafter, complete and accurate books and records sufficient to determine the Residual Rights Fee payments due hereunder. In the event that the other party does not agree with the determination by the paying party of the Residual Rights Fee payments due hereunder, the parties shall use their reasonable efforts to reach agreement on the disputed items or amounts. At the request of the non-paying party, the paying party shall allow a reputable independent public accounting firm or representatives of the non-paying party, at the non-paying party's expense, to verify the accuracy of any Residual Rights Fee calculations. The non-paying party shall give the paying party thirty (30) days written notice prior to beginning such audit. Such audit shall be reasonably conducted during regular business hours in a non-disruptive manner, and the party performing such audit must agree to be bound to a reasonable non-disclosure agreement. The only information to be reviewed during the course of such an audit shall be that necessary to verify the Residual Rights Fee due hereunder. Such audit may review the Licensee Group's Sales, the direct material and labor costs, and that the applicable DCAA approved rates or equivalent rates per Section 4.2(b)(iii) were applied to the calculation of the Residual Rights Fee. The audit shall specifically not review the data that makes up VISTA's overhead, sales, general or administrative rates. If any such audit discloses that any Residual Rights Fees were understated, the paying party shall pay the amount of such understated Residual Rights Fees plus interest as set forth above and if the audit discloses that the amounts paid hereunder were understated by more than five percent (5%) in any calendar quarter, the paying party shall reimburse the nonpaying party for its reasonable and actual costs and expenses incurred in connection with performing such audit. No more than one audit may be performed within a one (1) year period, except if the preceding audit discloses an understated, in which even the nonpaying party shall be entitled perform a quarterly audit during the successive one year period.

                                    ARTICLE 5
                     OWNERSHIP; PATENT RIGHTS AND LITIGATION

         5.1      DNA Property. Except as otherwise set forth in Section 5.2 or
5.3 below, VISTA acknowledges and agrees that DNA and its Affiliates and/or their respective licensors owns exclusively, and throughout the world, all right, title and interest in and to (a) the Licensed Technology and Licensed Marks, and all Intellectual Property Rights therein or relating thereto, (b) all modifications, revisions, changes, copies, partial copies, translations, compilations, improvements, enhancements, modifications, alterations or derivative works to the Licensed Technology designed, developed, created, invented, conceived of or reduced to practice by DNA or its Affiliates or any other Person acting on their behalf (except to the extent otherwise set forth in Section 5.2 below), and (c) all Pre-Existing Materials (collectively, the "DNA Property"). To the extent VISTA assists with or contributes to the creation or development any portion of the DNA Property, all such portions of the DNA Property resulting therefrom shall be deemed to be "works made for hire" and made in the course of services rendered and will belong exclusively to DNA, with DNA having the right to obtain, and to hold in its name all Intellectual Property Rights as may be appropriate to the subject matter. To the extent that exclusive title and/or ownership rights may not originally vest in DNA as contemplated hereunder in any DNA Property, VISTA hereby agrees to irrevocably assign, transfer and convey to DNA all right, title and interest therein and all Intellectual Property Rights relating thereto. VISTA and its personnel shall, at DNA's expense, give DNA and/or any DNA designee all reasonable assistance and execute all documents necessary to assist and/or enable DNA to perfect, protect, preserve, register and/or record its rights in such DNA Property, and all Intellectual Property Rights therein. VISTA shall, promptly upon request of DNA, or upon the termination, cancellation or expiration of this License Agreement, turn over to DNA all DNA Property obtained by VISTA or prepared or developed as a result of this License Agreement, and any DNA documents or other materials held by or on behalf of VISTA, together with all copies thereof.

         5.2 VISTA Property. DNA acknowledges and agrees that, except as set forth in Section 5.3 below, VISTA and its Affiliates and/or their respective licensors own exclusively, and throughout the world, all right, title and interest in and to (i) the VISTA Technology, Combined Technology, Promotional Materials, Products and VISTA Marks and all Intellectual Property Rights therein or relating thereto, (ii) all modifications, revisions, changes, copies, partial copies, translations, compilations, improvements, enhancements, modifications, alterations or derivative works to the VISTA Technology, Combined Technology (except as set forth in subsection (iii) below), Promotional Materials and/or Products (except as set forth in subsection (iii) below) designed, developed, created, invented, conceived of or reduced to practice by or on behalf of DNA, VISTA, their respective Affiliates or any other person acting on their behalf, and (iii) all modifications, revisions, changes, copies, partial copies, translations, compilations, improvements, enhancements, modifications, alterations or derivative works to the Licensed Technology designed, developed, created, invented, conceived of or reduced to practice (A) by VISTA or its Affiliates or any other Person acting on their behalf and (B) by DNA or its Affiliates or any other Person acting on their behalf made or created in response to or in order to operate or function in conjunction with the VISTA Technology or Combined Technology (collectively, the "VISTA Property"). To the extent DNA assists with or contributes to the creation or development any portion of the VISTA Property, all such portions of the VISTA Property resulting therefrom shall be deemed to be "works made for hire" and made in the course of services rendered and will belong exclusively to VISTA, with VISTA having the right to obtain, and to hold in its name all Intellectual Property Rights as may be appropriate to the subject matter. To the extent that exclusive title and/or ownership rights may not originally vest in VISTA as contemplated hereunder in any VISTA Property, DNA hereby agrees to irrevocably assign, transfer and convey to VISTA all right, title and interest therein and all Intellectual Property Rights relating thereto. DNA and its personnel shall, at VISTA's expense, give VISTA and/or any VISTA designee all reasonable assistance and execute all documents necessary to assist and/or enable VISTA to perfect, protect, preserve, register and/or record its rights in such VISTA Property, and all Intellectual Property Rights therein. DNA shall, promptly upon request of VISTA, or upon the termination, cancellation or expiration of this License Agreement, turn over to VISTA all VISTA Property obtained by DNA or prepared or developed as a result of this License Agreement, and any VISTA documents or other materials held by or on behalf of DNA, together with all copies thereof.

         5.3 Pre-Existing Materials. If the VISTA Property, or the use, sale, or manufacture thereof, includes or requires the use of any inventions or materials previously made, developed, or copyrighted by or on behalf of DNA (including, without limitation, the Licensed Technology), or any third party, and not originated or developed under the Agreements ("Pre-existing Materials"), then DNA grants and agrees to grant to VISTA and its Affiliates an unrestricted, non-exclusive, worldwide, non-assignable (except as set forth in Section 11.3), perpetual (except to the extent terminated by DNA pursuant to Section 7.2(d)), royalty-free license to make, have made, develop, use, import, offer to sell, sell, import, copy, reproduce, distribute, transfer, license, vend, compile, modify, translate, adapt, perform, prepare derivatives based on, publicly display and exploit such Pre-existing Materials as part of and together with the VISTA Property. The license so granted to VISTA includes the right to grant to any of VISTA's Affiliates unrestricted, non-exclusive, non-assignable, perpetual, royalty-free licenses to use, copy, and modify, the inventions and information, and other aspects of the Pre-existing Materials, but only to the extent necessary to use, copy, and modify the VISTA Property originated or developed as a result of the work performed under or in anticipation of the Agreements.

         5.4      Acknowledgement; Prohibited Actions.

                  (a) DNA shall not use any VISTA Property, materials or information obtained under the Agreements to the detriment or adverse interest of VISTA or any licensors and shall use reasonable efforts to prevent the unauthorized use of any VISTA Property and any limitations thereof. DNA acknowledges the existence, validity, enforceability, and VISTA's ownership and/or rights in and to the VISTA Property, and agrees not to contest or oppose in any fashion the existence, validity, enforceability, or ownership of the VISTA Property, any portion thereof, or any rights therein or related thereto, or initiate or participate in any challenge to the scope, enforceability, validity or ownership of, or any reexamination, reissue or cancellation of any VISTA Property. DNA further acknowledges that any unauthorized use of the VISTA Property, or any rights therein or related thereto, by DNA, or its agents or representatives, will result in irreparable harm to VISTA, and VISTA will be entitled to injunctive relief from any such unauthorized use by DNA, or its agents or representatives.

                  (b) VISTA shall not use any DNA Property, materials or information obtained under the Agreements to the detriment or adverse interest of DNA or any licensors and shall use reasonable efforts to prevent the unauthorized use of any DNA Property and any limitations thereof. VISTA acknowledges the existence, validity, enforceability, and DNA's ownership and/or rights in and to the DNA Property and agrees not to contest or oppose in any fashion the existence, validity, enforceability, or ownership of the DNA Property, any portion thereof, or any rights therein or related thereto, or initiate or participate in any challenge to the scope, enforceability, validity or ownership of, or any reexamination, reissue or cancellation thereof. VISTA further acknowledges that any unauthorized use of the DNA Property or any rights therein or related thereto, by VISTA, or its agents or representatives, will result in irreparable harm to DNA, and DNA will be entitled to injunctive relief from any such unauthorized use by VISTA, or its agents or representatives.

         5.5 Patent Filing, Prosecution and Maintenance. Subject to the terms and conditions of this Agreement, DNA shall have the primary right and responsibility to prepare, register, record, file, prosecute and maintain in the name and for the benefit of DNA (subject to the licenses and rights granted in this License Agreement) all Licensed Technology (including all Intellectual Property Rights included therein) using counsel of its choice at its expense. DNA shall consult with VISTA and keep VISTA informed and apprised of the preparation, registration, recordation, filing, prosecution and maintenance of the Licensed Technology and/or any challenges by third Persons to the validity or enforceability of the Licensed Technology. DNA shall provide or cause its counsel to promptly provide to VISTA and its counsel timely copies of all files, papers, notices, actions and correspondence related to the preparation, registration, recordation, filing, prosecution and maintenance of the Licensed Technology. DNA shall not permit any action, application or registration with respect to any of the Licensed Technology to become abandoned without giving VISTA the opportunity to pursue the prosecution thereof as soon as possible, which shall not be less than sixty (60) days prior to the date on which the same would otherwise become abandoned. Notwithstanding the foregoing, in the event DNA, in VISTA's reasonable discretion, fails to take all such necessary or appropriate action to prepare, register, record, file, prosecute, maintain or otherwise protect the Licensed Technology hereunder, VISTA shall be entitled to
(a) undertake, in its own name, any or all such actions and efforts upon notice to DNA, and/or (b) appoint successor intellectual property counsel, after consultation with DNA, if the counsel appointed by DNA has failed to diligently pursue such actions. At no additional expense to VISTA, DNA agrees to cooperate with VISTA and to cause its employees and former employees to cooperate with VISTA, as VISTA may reasonably request, in the exercise of VISTA's rights under this Section 5.5, including, without limitation, (i) meeting with and being interviewed by counsel for VISTA, (ii) promptly executing all applications, documents, instruments, powers of attorney, affidavits or writings reasonably requested by VISTA, (iii) promptly informing VISTA of matters that may affect the preparing, registering, recording, filing, prosecution, or maintenance of any such Patent Rights (such as becoming aware of an additional inventor who is not listed as an inventor in a patent application)and/or (iv) giving truthful testimony as reasonably requested by VISTA.

         5.6      Infringement.

                  (a) Notice. In the event that either party to this License Agreement shall learn of the infringement by a third party of any of the Licensed Technology, VISTA Technology, Combined Technology or Products, that party shall call the attention thereto of the other party in writing and shall provide the other party with reasonable evidence of such infringement.

                  (b) Investigation. Both parties shall use their best efforts in cooperating with each other to investigate and/or terminate such infringement without litigation. Upon their determination that infringement of the Licensed Technology exists, DNA shall have the primary right, but not the obligation, to formally notify the infringing party that infringement of the Licensed Technology exists. Unless otherwise agreed between the parties, VISTA shall have the sole right to investigate, pursue and resolve any infringement or misappropriation claims relating to the VISTA Technology or Combined Technology, other than with respect to the Licensed Technology included therein which shall be subject to Sections 5.6(c) through (f) below. DNA shall have the sole right to investigate, pursue and resolve any infringement or misappropriation claims relating to the Licensed Technology, except as it relates solely to the Combined Technology or Products.

                  (c) VISTA's Election to Pursue. If the efforts of the parties are not successful in abating the infringement of the Licensed Technology within ninety (90) days after the infringer has been formally notified of infringement by DNA, VISTA shall have the right to (i)(A) to bring suit in its own name or in DNA's name for infringement of the Licensed Technology; (B) in any such suit to enjoin infringement and to collect and retain all damages, profits, and awards of whatever nature recoverable for such infringement for its own use; and (C) to settle any claim or suit for infringement of the Licensed Technology by granting the infringing party a sublicense under the provisions of this License Agreement; or (ii) decline to initiate or participate actively in any suit, and VISTA shall give notice in writing to DNA within sixty (60) days after said ninety (90) day period of VISTA's election. DNA hereby consents to and authorizes VISTA (to the exclusion of DNA) to assert and enforce against any and all third Persons all legal and/or equitable rights granted under the Licensed Technology with regard to infringements or misappropriations of the Licensed Technology on or after the Effective Date.

                  (d) DNA's Right to Pursue. In the event VISTA declines to initiate or participate actively in any suit in accordance with the provisions of Section 5.6(c), DNA is then empowered: (i) to bring suit in its own name or if required by law jointly with VISTA for infringement of the Licensed Technology; (ii) in any such suit to enjoin infringement and to collect and retain all damages, profits, and awards of whatever nature recoverable for such infringement for its own use; and (iii) to settle any claim or suit for infringement of the Licensed Technology by granting the infringing party a sublicense under the provisions of this License Agreement.

                  (e) Expenses and Recoveries. Such legal action as is decided upon shall be at the expense of the party on account of whom suit is brought. Each party will bear its own expenses in connection to any legal action brought jointly by DNA and VISTA, and fully participated in by both. Any recovery, award or judgment obtained in or resulting from any such action shall be the property of the party on whose behalf the action is brought, or the joint property of VISTA and DNA if the action is brought jointly.

                  (f) Cooperation and Control. Each party shall cooperate with the other in litigation proceedings instituted hereunder, including, without limitation, joining in any action or proceeding if requested by the party instituting the proceedings, but at the expense of the party on account of whom suit is brought. Such litigation shall be controlled by the party bringing the suit.

         5.7 Release and Covenant Not to Sue. DNA hereby releases and covenants not to sue the Licensee Group, the respective officers, directors and agents of each Person of Licensee Group and any Person taking rights under this License Agreement by, through or under Licensee Group, and their respective officers, directors and agents, from any claims, liability or obligations, known or unknown, for or in respect of infringements or misappropriations of the Licensed Technology and Pre-Existing Materials in the Field of Use or as part of the Combined Technology, whether occurring on, before or after the Effective Date. Each party hereby represents and warrants to the other that to the best of its actual knowledge, without any obligation of inquiry or investigation, VISTA has not infringed or misappropriated the Licensed Technology or Pre-Existing Materials, or any Intellectual Property Rights related thereto, in any respect.

         5.8 License Notice Matters. VISTA may, from time to time, prepare, file and/or record at its expense such notices and other documents (such as memoranda of exclusive license) with such state, province, national and/or foreign governmental offices and agencies as VISTA reasonably deems necessary or appropriate to place third Persons on constructive notice of this License Agreement and the licenses, rights, transactions and matters contemplated herein and, upon the request of VISTA, DNA agrees to (i) promptly subscribe to, acknowledge, execute and deliver to VISTA such notices and other documents for such filings and recordations, and (ii) take such other actions as VISTA may reasonably request in order to permit, accommodate and facilitate such filings and recordations.

         5.9 Appointment of VISTA as Attorney-In-Fact. DNA agrees that if DNA is unable because of DNA's unavailability, dissolution or for any other reason, to secure DNA's signature to apply for or to pursue any application for any United States of America or foreign patents or copyright registrations or other filings or submissions covering the Intellectual Property Rights licensed or assigned to VISTA herein, then DNA hereby irrevocably designates and appoints VISTA and VISTA's duly authorized officers and agents as DNA's agent and attorney-in-fact, to act for an in DNA's behalf and stead to execute and file any such applications, filings or submissions and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright registrations and other Intellectual Property Rights thereon with the same legal force and effect as if executed by DNA.

                                    ARTICLE 6
                       CONFIDENTIALITY AND NON-COMPETITION

         6.1      Confidentiality.

                  (a) Restrictions. Each party's Confidential Information disclosed by such party to the other party or otherwise obtained by the receiving party hereunder is acknowledged to have actual or potential economic value from not being generally known or readily ascertainable and to be the subject of efforts by the disclosing party to maintain its secrecy. Except as expressly set forth in the Agreements and except as may be performed by a party in the exercise of its rights hereunder, the receiving party will not, without the express written consent of the disclosing party, directly or indirectly, (i) disclose to any person or entity, or make use of for itself or any other person or entity, any Confidential Information of the disclosing party during the Term of this License Agreement and for a period of five (5) years immediately following expiration of this License Agreement and any extensions thereof (or with respect to any particular trade secrets included in such Confidential Information, for so long as such trade secret retains its status as a trade secret), or (ii) copy, reproduce, create derivative works, divulge, transfer, distribute, sell, offer for sale, license, lease or otherwise use or disclose the other party's Confidential Information or reverse engineer, disassemble or decompile any prototypes, software or other tangible objects that embody the other party's Confidential Information. The protection afforded to the party's Confidential Information by this provision is not intended to limit in any way any protection provided to any such information under any applicable federal, state or local law.

                  (b) Employees. Each party warrants that any employees, agents or representatives, who have or may have access to the other party's Confidential Information have or otherwise agreed to preserve the confidentiality of the Confidential Information in content substantially similar to the provisions hereof, prior to any disclosure of the Confidential Information to such employees.

                  (c) Ownership. Except as otherwise provided herein, all documents and other tangible objects containing or representing Confidential Information of the disclosing party, and all copies thereof which are in the possession of the receiving party, shall be and remain the property of the disclosing party and shall be promptly returned to the disclosing party or, if stored on an electronic media, shall be destroyed or permanently deleted upon the expiration or termination of this License Agreement.

                  (d) Remedies. Any use or disclosure of the other party's Confidential Information for any purpose other than as expressly provided for in this License Agreement shall be deemed a material breach of this License Agreement by the breaching party. Each party agrees that any violation or threatened violation of this Section will cause irreparable injury to the disclosing party, entitling the disclosing party to injunctive relief in addition to all legal remedies.

                  (e) Confidential Information Defined. As used herein, the term "Confidential Information" means all tangible or intangible information which a party considers to be confidential information, is the subject of reasonable efforts to keep it confidential, including, without limitation, the trade secrets of the disclosing party and all information regarding such party's products or services, research and development efforts, product manufacture and installation, product or service cost or pricing, personnel allocation or organizational structure, development and expansion or contraction plans, and legal or financial affairs of the disclosing party.

                  (f) Exclusions. The obligations of confidentiality with respect to Confidential Information contained in this Section 6.1(a) shall not apply to information for which the receiving party can substantiate, as established by documentary evidence: (i) that was known to the receiving party at the time it was disclosed by the disclosing party to the receiving party;
(ii) that was, or has become, publicly known and made generally available in the public domain through no wrongful act of the receiving party; (iii) that was or is rightfully received from a third party without any breach of this License Agreement or such third party's obligations of confidentiality; (iv) that is approved for release by prior written authorization of the disclosing party; or
(v) that the receiving party is required by law to disclose pursuant to court order or other governmental requirement, but only after giving the disclosing party notice and a reasonable opportunity to seek a protective order.

         6.2      Noncompetition.

                  (a) Restrictions. DNA agrees that, during the Term of this License Agreement and for a period of five (5) years hereafter, none of DNA or its Affiliates or any of their respective directors, officers, employees, agents, representatives or contractors (the "Restricted Persons") shall do, or cause or permit the doing of, any of the following except to the extent expressly provided for in this License Agreement:

                           (i)      design, research, development, manufacture,
import, export, market, advertise, promote, display, perform, offer for sale, sell, license, sublicense, distribute or exploit products or technologies that are the same or substantially the same as, functionally equivalent to, or in substantial competition with the Products, Licensed Technology in the Field of Use, Combined Technology (other than the portion of the Combined Technology constituting Pre-Existing Materials, and then, only outside the Field of Use and to the extent it existed prior to the Effective Date) or VISTA Technology or that are based upon, incorporate or are derivative works of any the foregoing (collectively, the "Restricted Activities"); or

                           (ii)     own, manage, operate, join, control or
participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in the Restricted Activities; provided, however, that nothing herein shall preclude any Restricted Persons from holding not more than five percent (5%) of the outstanding shares of any publicly held company irrespective of its activities.

                  (b) Acknowledgement. DNA acknowledges and agrees that the covenants contained in this Section 6.2 are reasonably necessary to protect the legitimate interests of VISTA, are reasonable with respect to time and territory, and do not interfere with the interests of VISTA in any unreasonably manner or the public. DNA further acknowledges and agrees that the description of the covenants contained in this Section 6.2 are sufficiently accurate and definite to inform it of the scope of the covenants. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that VISTA, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event that the provisions of this Section 6.2 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

                  (c)      Exceptions. Notwithstanding anything in this Section
6.2 to the contrary, the Restricted Persons may engage in the Restricted Activities to the extent expressly set forth below:

                           (i)      Rejected Good Faith Orders. In the event
VISTA has actively participated with DNA in pursuing the sale of Products to a Customer and thereafter fails to accept in all material respects the terms and conditions of an Order (as defined in the Distribution Agreement) that is submitted in good faith by DNA and accurately and completely represents the terms and conditions negotiated between DNA and such potential Customer regarding such purchase and sale of Products and is approved in writing by VISTA (the "Rejected Good Faith Order"), then DNA shall have the limited right to manufacture, or have manufactured, such type and quantity of substitute products which use, in whole or part, the VISTA Technology or the Combined Technology, including, without limitation, any Intellectual Property Rights in or related to the VISTA Technology or Combined Technology (other than the Licensed Technology incorporated therein) solely for the purpose of completing the sale to such Customer on the terms and conditions set forth in, or no more favorable that those terms and conditions set forth in, the Rejected Good Faith Order. In the event DNA fails to complete the manufacture and sale of such non-infringing substitute products to the intended Customer within ninety (90) days following the date on which such Rejected Good Faith Order was first submitted to VISTA for its approval pursuant to Section 5.2 of the Distribution Agreement, DNA shall be required to re-offer such Order to VISTA for its approval pursuant to
Section 5.2 of the Distribution Agreement.

                           (ii)     Product Discontinuations. In the event VISTA
expressly discontinues providing any Authorized Product for distribution by DNA pursuant to the Distribution Agreement which has been in marketed, sold and distribution by DNA for at least three (3) consecutive months prior thereto (each, a "Discontinued Product") and DNA desires to continue distributing such Discontinued Product to its customers to whom DNA previously sold the Discontinued Products, DNA shall be entitled to manufacture, or have manufactured, such type and quantity of substitute products which do not use, in whole or part, the VISTA Technology or the Combined Technology, including, without limitation, any Intellectual Property Rights in or related to the VISTA Technology or Combined Technology (other than the Licensed Technology incorporated therein) solely for the purpose of promoting, advertising, marketing, selling and distributing such non-infringing substitute products.

                           (iii)    Permitted Products. DNA shall retain the
right to continue marketing, selling and distributing the Permitted Products in the Field of Use in the same manner and to the same extent DNA marketed, sold and distributed such Permitted Products immediately prior to the Effective Date, which manner and extent DNA represents and warrants to be in the ordinary course of its business and consistent with its past practices. In the event DNA proposes to develop, market, sell or distribute any Permitted Products alone, or incorporating or embodying any improvements, enhancements, updates, new versions, increased functionality or capabilities ("New Products") in the Field of Use, DNA hereby agrees to offer such New Products and all technology related thereto to VISTA for inclusion as part of the Licensed Technology under this License Agreement. DNA shall offer such New Products and related technology to VISTA hereunder on terms and conditions consistent with this License Agreement, but in any event no less favorable than DNA would be willing to offer such New Products and related technology to a third party. VISTA shall have the right to exercise its right of first offer hereunder within thirty (30) days following such written offer by DNA.

                                    ARTICLE 7
                              TERM AND TERMINATION

         7.1 Term. The term of this License Agreement (the "Term") shall commence on the Effective Date and shall continue thereafter in perpetuity, unless sooner terminated as provided herein.

         7.2      Termination.

                  (a) Mutual. Either party may terminate this License Agreement upon prior written notice to the other party if:

                           (i)      the other party is in material breach of
this License Agreement and, if such breach is curable, does not cure such breach within thirty (30) days after the non-breaching party provides the breaching party with written notice and a reasonable description of such breach; provided, however, that for purposes of this Section 7.2(a), or

                           (ii)     the other party files a petition in
bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it or it becomes insolvent or makes an assignment for the benefit of its creditors or a custodian, receiver or trustee is appointed for all or a substantial portion of its business or assets, provided such circumstance are not cured within thirty
(30) days of the commencement of the above-stated event. Nothing contained herein will be deemed to preclude or impair any rights that VISTA may have as a creditor in any bankruptcy proceeding.

                  (b) By VISTA. VISTA may immediately terminate this License Agreement, in whole or part, by written notice to DNA, and may regard DNA as in default of this License Agreement, (i) if DNA is in default of its obligations under the Transfer Agreement or the Distribution Agreement(ii) for the gross negligence, dishonesty, malfeasance, fraud or misconduct of DNA and/or its affiliates, employees, directors, agents, representatives or contractors, or
(iii) in the event the right of DNA in the Licensed Technology, or any portion thereof, are for any reason determined to be void and not the sole property of DNA.

                  (c) Consultation. Each party hereto agrees to consult in advance with the other party hereto and to bring to the attention of the other party any problems, differences of opinion, disagreement or any other matters which may lead such party to terminate or seek to terminate this License Agreement. The purpose and intent of the parties in including this provision is to ensure that both parties to this License Agreement are made aware of any problems arising out of or relating to this License Agreement or the relationship of the parties hereunder, so that the parties hereto may, in good faith, consult with one another concerning such problems and, where possible, resolve such problems to the parties' mutual satisfaction, thereby preserving their contractual relationship and the goodwill and mutual respect presently existing between the parties to this License Agreement.

                  (d) Perpetual Nature of Agreement. DNA acknowledges and agrees that the License, and all rights related thereto, granted herein are perpetual and irrevocable notwithstanding any termination or expiration of any of the Agreements; provided, however, that DNA shall have the right to terminate the License and this License Agreement upon termination of the Transfer Agreement (i) by DNA (under Section 7.2(a) above as incorporated into the Transfer Agreement by reference pursuant to Section 8 of the Transfer Agreement) for VISTA's uncured failure to pay the undisputed License and Transfer Fee thereunder in consideration for DNA's satisfaction of its obligations under the Transfer Agreement, or (ii) upon the termination of the Transfer Agreement by VISTA pursuant to Section 3(c) thereof and the return by DNA of all amounts paid by VISTA to DNA under the Transfer Agreement.

         7.3 Rights Upon Expiration or Termination. In addition to those obligations upon expiration or termination of this License Agreement contained elsewhere herein or provided by law, the following shall apply in the event of termination for any reason:

                  (a)      Each party shall promptly, but no later than thirty
(30) days following the effective date of termination, pay to the other party all amounts due and owing hereunder.

                  (b) DNA shall provide DNA with a written report certified by an officer of DNA listing the nature and quantity of the Products and other items, including all associated packaging, labels, advertising, promotional material, and displays in DNA's or its Affiliates' possession, custody or control on the date of termination.

                  (c) All rights granted to the parties hereunder shall immediately cease, and each party shall, as directed by the other party, either deliver to other party or permanently and irretrievably destroy (and certify such destruction in writing) all physical and electronic evidence of the other party's Confidential Information; provided, however, that (i) except where this License Agreement is terminated by DNA pursuant to Section 7.2(a)(i) above, VISTA shall be entitled to continue exercising its rights hereunder for a period of one hundred eighty (180) days of such expiration or termination; and (ii) except where this License Agreement is terminated by VISTA pursuant to Section 7.2(a)(i) or 7.2(b), DNA shall be entitled to continue marketing and distributing its inventory of the Products that is on hand at the time of such expiration or termination for a period of one hundred eighty (180) days, after which DNA shall immediately ship and deliver to VISTA, without charge to VISTA, all existing inventory of Product, any packaging, labels, advertising, promotional material, displays, and any other items bearing the Licensed Mark and any related materials.

                  (d) Termination of the Transfer Agreement or Distribution shall not operate to terminate this License Agreement; provided, that termination of this License Agreement shall automatically terminate the Transfer Agreement and Distribution Agreement.

         7.4 Survival; Non-Exclusive Remedies. Notwithstanding anything in this License Agreement to the contrary, the following provisions of this License Agreement will survive its expiration or termination: Section 2.1, 2.2 (if expiration or termination occurs less than *** after the Effective Date), 2.4,
2.5 (assuming the Transfer Agreement is currently in effect), 3.4 (assuming the Distribution Agreement is currently in effect), 4.1 through 4.4 (to the extent subject to Section 7.3(a) above), 4.5 and Articles 1, 5 (provided, that Sections
5.5 and 5.6 shall survive only with respect to those activities in effect as of the date of termination or expiration, and provided, further that, Section 5.8 shall not so survive), 6, 7, 8, 9, 10 and 11. Any such termination shall be in addition to any other rights or remedies available at law or in equity to the terminating party and shall not affect any rights or obligations that have accrued prior to the date of termination. VISTA is under no obligation to terminate this License Agreement on the occurrence of any or all of the events set forth in Section 7.2, and its failure to do so in any instance will not be deemed a waiver of its right to do so.

--------------
*** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY TERAFORCE TECHNOLOGY CORPORATION FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                    ARTICLE 8
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         8.1 Mutual. Each party represents, warrants and covenants to the other as follows:

                  (a) It has the right, power and authority to enter into and perform its obligations under this License Agreement, and this License Agreement constitutes a legal, valid and binding obligation on its part, enforceable against it in accordance with its terms.

                  (b) The execution, delivery and performance of this License Agreement by such party will not result in the breach of any terms of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of such party, or violate any applicable law, rule or regulation, and each party will at all times comply with all applicable federal, state and local laws, rules and regulations in the performance of its obligations hereunder and obtain and possess all licenses, consents, permits and other required or prudent authorizations to perform its obligations hereunder.

         8.2 By VISTA. VISTA represents, warrants and covenants to DNA as follows:

                  (a) It is the legal and beneficial owner or authorized licensor of all Intellectual Property Rights in the VISTA Technology.

                  (b) To the knowledge of the executive officers of VISTA, the VISTA Technology does not infringe upon or misappropriate any valid United States Intellectual Property Rights of any third parties, nor are any of the executive officers of VISTA aware of any threats or claims of infringement made by any third parties against VISTA or any of the VISTA Technology.

         8.3 Disclaimer. EXCEPT AS SPECIFICALLY AND EXPRESSLY REPRESENTED AND WARRANTED HEREIN, EACH PARTY DISCLAIMS AND EXCLUDES ALL WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FREEDOM FROM INFRINGEMENT OF ANY INTELLECTUAL PROPERTY OR OTHER PROPRIETARY RIGHTS, AND WARRANTIES BASED ON A COURSE OF DEALING BETWEEN THE PARTIES OR USAGE OF TRADE. EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN ANY OF THE AGREEMENTS, NEITHER PARTY, ITS EMPLOYEES, REPRESENTATIVES OR AGENTS WILL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN NEGLIGENT OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         8.4 By DNA. DNA represents, warrants and covenants to VISTA as follows:

                  (a) It is the legal and beneficial owner or authorized licensor of all Intellectual Property Rights in the Licensed Technology, and has the full power and authority to grant the rights in the Licensed Technology herein contemplated, without the consent of any other person, and has all necessary rights, licenses and approvals required to perform its obligations hereunder, provide the Licensed Technology to VISTA in accordance with this License Agreement and to otherwise provide the information and other deliverables contemplated herein and by the Transfer Agreement and Distribution Agreement;

                  (b) The Licensed Technology does not infringe upon, misappropriate or violate any Intellectual Property Rights of any third party, and no allegation, claim, action, or suit for the infringement, misappropriation or violation of any Intellectual Property Rights of any third party has been made or is pending against DNA, any Person from which DNA has obtained rights in connection therewith or, to the extent related to the Licensed Technology, any Person to whom DNA has granted rights in the Licensed Technology.

                  (c) All services and efforts to be performed and taken by DNA hereunder (including, without limitation and for the avoidance of doubt, the Support Services, as defined in the Transfer Agreement, for the purpose of incorporating this representation and warranty therein pursuant to Section 6(b) thereof) will be performed in a professional, workmanlike manner, in accordance with industry standards and by reasonably skilled persons who are sufficiently trained to accomplish their assigned tasks.

                  (d) VISTA shall have the right to use for its own purposes, any ideas, concepts, processes, methods, techniques, inventions, materials and information provided to or otherwise obtained or developed by VISTA (other than the extent to which such was obtained by VISTA directly from DNA as supported by documentary evidence) as a result of this License Agreement, without restriction, liability or obligation, except as is expressly specified herein.

                  (e) The Licensed Technology will comply, operate, perform and be capable of being performed in accordance with its applicable documentation and specifications, including, without limitation, the Information and Materials in all respects.

                  (f) All obligations owed to third parties with respect to the activities contemplated to be undertaken by DNA pursuant to this License Agreement are or will be fully satisfied by DNA so that VISTA will not have any obligations with respect thereto.

                                    ARTICLE 9
                             INDEMNITY AND INSURANCE

         9.1 Indemnification by DNA. DNA will defend, indemnify and hold harmless VISTA and its Affiliates, and their respective directors, officers, employees, agents, Affiliates, assigns and successors-in-interest (individually and collectively, the "VISTA Indemnitees") from and against any and all liabilities, damages, losses, claims, demands, assessments, actions, causes of action, costs (including attorneys' fees and associated expenses) and any of them, arising out of or resulting from third party claims with respect to any of the following:

                  (a) any acts or omissions of DNA or its Affiliates, agents or representatives, whether or not constituting, but including, any breach by DNA of any representation, warranty or covenant of DNA contained in any of the Agreements; and

                  (b) the Licensed Technology, DNA Confidential Information, and DNA's advertising, promotion, sale, offer for sale, distribution, use or misuse of the Combined Technology or Products (except as otherwise set forth in Section 9.2 below with respect to the VISTA Technology), including, without limitation, (i) any claim for injury, death or property damage or for violation of any Intellectual Property Right of any third party and any product liability claims relating thereto and (ii) any claims by actual or potential customers or suppliers of DNA.

         9.2 Indemnification by VISTA. VISTA will defend, indemnify and hold harmless DNA and its Affiliates, and their respective directors, officers, employees, agents, assigns and successors-in-interest (individually and collectively, the "DNA Indemnitees") from and against any and all liabilities, damages, losses, claims, demands, assessments, actions, causes of action, costs (including attorneys' fees and expenses) and any of them, arising out of or resulting from third party claims with respect to any of the following:

                  (a) any acts or omissions of VISTA or its Affiliates, agents or representatives, whether or not constituting, but including, any breach by VISTA of any representation, warranty or covenant of VISTA contained in any of the Agreements; and

                  (b) any claim of violation of any valid United States Intellectual Property Rights of any third party based solely upon the VISTA Technology.

         9.3      Indemnification Procedures.

                  (a)      Notice. If any third party makes a claim covered by
Section 9.1 or 9.2 against an indemnitee with respect to which such indemnitee intends to seek indemnification under this Section, such indemnitee will give prompt notice of such claim to the indemnifying party, including a brief description of the amount and basis therefor, if known; provided, however, that the failure to give such notice promptly will not relieve the indemnifying party of its obligations hereunder except to the extent prejudiced thereby.

                  (b) Control of Defense. Upon the giving of such notice, the indemnifying party will be obligated to defend such indemnitee against such claim, and will be entitled to assume control of the defense of the claim with counsel chosen by the indemnifying party; provided, however, that if DNA is the indemnifying party, VISTA shall be entitled, upon notice to DNA at any time, to undertake and assume sole control of the defense thereof with counsel of its own selection, at DNA's expense, if VISTA reasonable determines that DNA is unable, due to financial reasons or otherwise, to continue actively and diligently defending against such claim. The non-defending party will, to a commercially reasonable extent, cooperate fully with, and assist, the defending party in its defense against such claim in all reasonable respects, at the defending party's request and expense. The defending party will take commercially reasonable steps to keep the non-defending party fully apprised at all times as to the status of the defense. Notwithstanding the foregoing, the non-defending party will have the right, at its expense, to employ separate counsel in any such action, but the role of such counsel will only be supportive of the defending party's counsel. Neither party will be liable for any settlement of action or claim effected without its consent, which will not be unreasonably withheld. Notwithstanding the foregoing, the indemnitee will retain, assume, or reassume sole control over all expenses relating to every aspect of the defense that it believes is not the subject of the indemnification provided for in this Section. Following indemnification as provided in this Article 9, the indemnifying party will be subrogated to all rights of the indemnitee with respect to the matters for which indemnification has been made.

                  (c) Satisfaction of Defense Costs. During the pendency of a suit, proceeding, claim or demand against which DNA is required to indemnify any of the VISTA Indemnitees pursuant to Section 9.1 above, VISTA may withhold payments due to DNA under the Agreements or under any other business arrangement between the parties to the extent reasonably necessary to conduct the defense thereof and to satisfy any liability therein provided.

         9.4 Infringement Remedy. If any portion of the Licensed Technology, or any part thereof, becomes, or in either party's opinion is likely to become, the subject of any claim or action covered by Section 9.1(a)(ii), then, DNA shall at its expense and within thirty (30) days following such notice or determination either: (a) procure the right to continue using same as contemplated hereunder; (b) modify same to render same non-infringing (provided such modification does not adversely affect the Licensed Technology); or (c) replace same with an equally suitable, functionally equivalent, compatible, non-infringing Licensed Technology. With respect to any of the foregoing, VISTA shall be relieved of its payment obligations hereunder with respect to such Licensed Technology for so long as it was affected thereby. If none of the foregoing is commercially practicable or are otherwise not consummated within ten (10) days following VISTA's inability to continue using such Licensed Technology such that VISTA can continue using the Licensed Technology to the fullest extent contemplated hereby, then VISTA shall have the right to terminate this License Agreement and shall be entitled, in addition to all other rights and remedies at law, in equity or otherwise, to a refund of any fees and charges paid by DNA for the period following the effective date of termination and for the period during which the Licensed Technology was affected thereby.

         9.5 Limitation. Notwithstanding anything to the contrary elsewhere in this License Agreement, except for a party's indemnification obligations and confidentiality obligations under the Agreements, gross negligence or fraud, neither party's maximum total aggregate liability for any and all claims arising under or relating to the Agreements, regardless of form and whether based in contract or tort (including negligence) shall not exceed the amount paid by VISTA to DNA hereunder.

         9.6 Insurance. Each party shall, at its sole cost and expense, obtain and maintain from a reputable insurance company adequate liability insurance coverage in accordance with customary and prudent business practices including, without limitation, general liability, completed products and errors and omissions coverages, , which coverage shall (a) contain coverage limits of liability of not less than two million dollars ($2,000,000) per occurrence and five million dollars ($5,000,000) annual aggregate, (b) name the other party as an additional insureds with respect thereof, (c) contain a waiver of subrogation against such the other party, and (d) provide for thirty (30) days prior notice to be given to the other party in the event coverage is substantially changed, cancelled or not renewed.

                                   ARTICLE 10
                               DISPUTE RESOLUTION

         10.1 Disputes. If any dispute, disagreement, question, claim or controversy between the parties arising out of, in connection with or relating to the interpretation or operation of any of the Agreements, any actual, alleged or anticipated breach thereof or the performance or non-performance by a party of its obligations hereunder or thereunder (a "Dispute") shall arise during the term of the Agreements or the term of any survival of any provisions of such Agreements, the parties shall in good faith attempt to resolve such Dispute promptly and in an amicable manner under the dispute resolution procedure set out in this Article 10.

         10.2     Internal Dispute Resolution.

                  (a) Dispute Resolution Committee. If a Dispute arises which is not resolved by the operational personnel involved, the operational personnel of either party shall promptly report the Dispute to the project managers of each party (collectively called the "Dispute Resolution Committee"). The Dispute Resolution Committee shall hold a meeting (in person or otherwise) within five (5) days following notification in an attempt to resolve the Dispute.

                  (b) Senior Executives. In the event that the Dispute Resolution Committee is unable to resolve the Dispute within five (5) days following its first meeting, it shall promptly notify the senior executives of each party (collectively, the "Senior Executives"). The Senior Executives shall meet (in person or otherwise) in an attempt to resolve the Dispute as promptly as possible, but in any event no later than five (5) days following notification thereof. If the Senior Executives cannot resolve the Dispute within five (5) days following notification thereof (or such longer period as the parties may agree), either party may submit such Dispute for resolution through the mediation and arbitration procedures provided below.

                  (c) Procedures. The Dispute Resolution Committee and Senior Executives, as applicable, shall meet as often as reasonably necessary in order to gather and furnish to the other all information with respect to the matter in issue which they believe to be appropriate and germane in connection with its resolution. The Dispute Resolution Committee and Senior Executives, as applicable, shall discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding. During the course of negotiations, all reasonable requests made by one party to another for non-privileged information, reasonably related to the Agreements, shall be honored in order that each of the parties may be fully advised of the other's position.

         10.3 Formal Dispute Resolution. Any Dispute not resolved through the escalation procedure of Section 10.2 will be resolved through mediation or, if mediation does not resolve the dispute, through binding arbitration. The language of the mediation or arbitration shall be English, and any in-person mediation or arbitration will occur in Charlotte, North Carolina.

                  (a) Mediation. The parties agree to select a mutually agreeable, neutral third party to help them mediate any Dispute. Costs and fees associated with the mediation will be shared equally by the parties.

                  (b) Arbitration. Following completion of the mediation, either party may submit the Dispute for final settlement by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association; provided, that any discovery conducted thereunder shall be concluded within thirty (30) days following the submission of the Dispute and limited to no more than twenty (20) interrogatories and fifty (50) document requests. The arbitration shall be held before a single arbitrator mutually selected by the parties, of if they cannot so agree, a panel of three arbitrators, one to be selected by VISTA, one to be selected by DNA, and the third by agreement of the two arbitrators selected by the parties. The parties' consent to the jurisdiction of the Federal District Court or State Court in Mecklenburg County, North Carolina, for all purposes in connection with mediation and arbitration, including (i) enforcement of the arbitration award, and (ii) issuance of provisional remedies to protect rights, interests, assets or property, including temporary or preliminary injunctive relief, to ensure ultimate satisfaction of the mediation ruling or arbitration award. The parties agree that the award made by the arbitrator shall be final and binding on the parties, and they waive any right to appeal the arbitral award, to the extent an appeal may be lawfully waived.

         10.4 Injunctive Relief. Notwithstanding anything in this Article 10, the parties agree, however, that in order to enforce the provisions of this
Article 10 and/or to preserve the status quo, either party may, within the exclusive jurisdiction set forth in Section 10.3(b) above, seek and obtain an injunction or other appropriate relief from a court of law or equity, but no such application to a court shall in any way be permitted to stay or otherwise impede the progress of mediation or arbitration as anticipated herein.

                                   ARTICLE 11
                                  MISCELLANEOUS

         11.1 Independent Contractor Status. The parties to this License Agreement are independent contractors and this License Agreement shall not be construed to create any partnership, franchise or employment relationship. In addition, nothing in this License Agreement shall be deemed to appoint or authorize one party to act as an agent or other representative of the other party or to assume or incur any liability or obligation in the name of or on behalf of the other party, but this Section shall not be construed to diminish any licenses or rights granted to VISTA under this License Agreement.

         11.2 Force Majeure. Any failure or delay in the performance by VISTA or DNA of their respective obligations hereunder shall not be a breach of this License Agreement if such failure or delay arises out of or results primarily from fire, storm, flood, earthquake, or other acts of God, explosions, wars, insurrections, strikes, work stoppages or slowdowns, unavailability of fuel or utilities, epidemic or quarantine restrictions, or inability to obtain essential raw materials despite commercially reasonable efforts to do so (each, an "Event of Force Majeure"). In the event that an Event of Force Majeure materially affects a party's obligations hereunder, then upon notice to the other party, the party affected thereby shall be relieved of its obligations hereunder for so long as such Event of Force Majeure continues to have such affect. Both VISTA and DNA shall use their commercially reasonable efforts to avoid the occurrence and remove the causes of an Event of Force Majeure and to continue performance of their respective obligations hereunder promptly following the removal of such causes.

         11.3 Assignments. This License Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Affiliates of VISTA are intended third party beneficiaries of this License Agreement to the extent expressly provided herein. DNA shall not assign or transfer any of its rights under this License Agreement (whether by merger, operation of law or otherwise) or delegate any of its obligations or duties hereunder without the prior written consent of VISTA, which may be withheld in VISTA's sole discretion. VISTA shall be entitled to assign, transfer or delegate this License Agreement or any rights or duties under this License Agreement upon prior written notice to DNA. Any assignment of this License Agreement by either party shall not relieve or release such party from any of its duties or obligations under this License Agreement.

         11.4 Notices. Any notice contemplated by or required or permitted to be given under this License Agreement shall be in writing and (a) sent via telecopier to the telecopier numbers set forth below, (b) delivered personally,
(c) sent via next day or overnight courier or delivery or (d) mailed by registered or certified mail, return receipt requested, postage prepaid, to the parties' respective addresses below (or, in each case, to such other address or facsimile number as may be specified in writing to the other parties hereto):

              DNA:                                    VISTA:
              ---                                     -----
DNA Computing Solutions, Inc.         VISTA Controls, Inc.
1240 East Campbell Road               28965 Avenue Penn
Richardson, Texas 75081               Santa Clarita, CA 91355
Attn: President                       Attn: VP and General Manager
Fax: 469-330-4951                     Fax: 661-257-1585

        With a copy to:                          With a copy to:

TeraForce Technology Corporation      Curtiss-Wright Controls, Inc.
1240 East Campbell Road               3120 Northwest Boulevard
Richardson, Texas 75081               Gastonia, NC 28052
Attn: Chief Financial Officer         Attn: Robert H. Shaw, General Counsel
Fax: 469-330-4951                     Fax:  704-869-4601

Such notices, requests and other communications sent as provided hereinabove shall be effective: (i) if sent by telecopier on a business day before 6:00 p.m., Eastern Standard time, on such business day, but if sent by telecopier at any other time, upon the next business day; (ii) upon receipt, when personally delivered; (iii) the next business day, if sent by overnight courier or delivery; and (iv) if sent by registered or certified mail, return receipt requested, upon the expiration of the third business day after being deposited in the United States mail.

         11.5 Expenses. Each party hereto shall pay all of its own administrative expenses (including without limitation the fees and expenses of its agents, representatives and counsel) incident to the preparation and implementation of this License Agreement.

         11.6 Waiver. No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default. The failure of any party hereto to enforce at any time any of the provisions of this License Agreement shall in no way be construed to constitute a waiver of any such provision nor in any way to affect the validity of this License Agreement or any part hereof, including the right of any party thereafter to enforce each and every provision. The waiver by any party to this License Agreement of any breach or violation of any provision of this License Agreement by the other party hereto shall not operate or be construed to be a waiver of any subsequent breach or violation thereof.

         11.7 Governing Laws, Venue, Jurisdiction. This License Agreement shall be interpreted and construed in accordance with the laws of the State of North Carolina and the United States of America. Any disputes, controversies or differences arising out of or in connection with this License Agreement or the making thereof, Including claims of fraud in the inducement, which cannot be settled by mutual agreement shall be resolved by the state or federal courts located in Mecklenburg County, North Carolina. All parties hereby submit to the jurisdiction of said courts.

         11.8 Drafting. All parties hereto have been represented by counsel, and each voluntarily enters into and agrees to be bound by this License Agreement as written on the day it is signed. Authorship of this License Agreement shall be deemed to be joint, and shall not be attributed to one party or another for the purpose of construing its terms or provisions. The Recitals to this License Agreement are for reference purposes only and shall not be binding upon any party or otherwise used by a party to contradict or challenge the terms of this License Agreement.

         11.9 Severability. If any provision of this License Agreement is declared or found to be illegal, unenforceable or void, then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable or void. Further, this License Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same intended objective. If the remainder of this License Agreement shall not be affected by such illegal, unenforceable or void provision and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

         11.10 Counterparts. This License Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same agreement. Each such agreement, document or instrument shall become effective upon the execution of a counterpart hereof or thereof by each of the parties hereto.

         11.11 Media Releases. All media releases, public announcements and public disclosures by DNA or VISTA, or their respective Affiliates, representatives, employees or agents, relating to this License Agreement or its subject matter, but not including any announcement intended solely for internal distribution by a party or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of a party, shall be coordinated with and approved in writing by the other party prior to the release thereof.

         11.12 Further Acts. Each party shall do, or cause to be done, all such further acts, and shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further documentation as the other party reasonably requires to carry out the purposes of this License Agreement.

         11.13 Entire Agreement; Amendments. This License Agreement and its Exhibits (and to the extent applicable, the Transfer Agreement and the Distribution Agreement) constitute the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect. All amendments to this License Agreement must be in writing and signed by the parties. Each party represents and warrants to the other party that in entering into this License Agreement it has not relied on any representations, promises or assurances from the other party or any employee, officer, director, representative, attorney or Affiliate of the other party not expressly contained in this License Agreement. Any other terms or conditions shall not be incorporated herein or be binding upon either party unless expressly agreed to in writing by both parties.

         11.14 Export Restrictions. The Licensed Technology is subject to export regulations of the U.S. Government, including the U.S. Department of State (International Traffic in Arms Regulations, 22 CFR 120 et seq.) and the U.S. Department of Commerce (U.S. Export Administration Regulations 15 CFR 730 et seq.) VISTA will not export, re-export, resell, transfer or disclose, directly or indirectly, any Licensed Technology obtained hereunder without complying with applicable U.S. export control laws. DNA agrees to procure and provide to VISTA, at DNA's expense, all export and similar licenses and rights that are necessary or advisable for the export of the Licensed Technology.

                       Signatures Appear on Following Page

         IN WITNESS WHEREOF, the parties have executed and delivered this License Agreement, in duplicate originals, by their respective persons or officers hereunto duly authorized, to be effective as of the day and year first above written.

                                    VISTA CONTROLS, INC.

                                    By: /s/ DAVID DIETZ
                                        --------------------------------------

                                    Name: David Dietz

                                    Title: President and GM

                                    DNA COMPUTING SOLUTIONS, INC.

                                    By: /s/ R. EUGENE HELMS
                                        --------------------------------------

                                    Name: R. Eugene Helms

                                    Title: Chief Executive Officer

                                    EXHIBIT A

                                   DEFINITIONS

         "Affiliate" means any Person, directly or indirectly, controlling, controlled by or under common control with a party.

         "Agreements" has the meaning set forth in Section 2.2 of this License Agreement.

         "Code" has the meaning set forth in Section 2.4 of this License Agreement.

         "Combined Technology" means the methods, designs, processes, products, materials, documentation, data, information, inventions, works of authorship, trade secrets, software, hardware, technical data, ideas, know-how, concepts, uses, applications and technologies resulting from the combination of the Licensed Technology and the VISTA Technology, and all Intellectual Property Rights therein or related thereto.

         "Confidential Information" has the meaning set forth in Section 6.1(f) of this License Agreement.

         "Customer" has the meaning set forth in the Distribution Agreement.

         "Discontinued Products" has the meaning set forth in Section 6.2(c) of this License Agreement.

         "Dispute" has the meaning set forth in Section 10.1 of this License Agreement.

         "Dispute Resolution Committee" has the meaning set forth in Section 10.2(a) of this License Agreement.

         "Distribution Agreement" has the meaning set forth in the recitals to this License Agreement.

         "DNA" has the meaning set forth in the first paragraph hereof.

         "DNA Indemnitees" has the meaning set forth in Section 9.2 of this License Agreement.

         "DNA Property" has the meaning set forth in Section 5.1 of this License Agreement.

         "DNA Residual Rights Fee" has the meaning set forth in Section 4.2(a) of this License Agreement.

         "Effective Date" has the meaning set forth in the first paragraph hereof.

         "Event of Force Majeure" has the meaning set forth in Section 11.2 of this License Agreement.

         "Exclusive License" has the meaning set forth in Section 2.1 of this License Agreement.

         "Exclusive Period" has the meaning set forth in Section 2.1 of this License Agreement.

         "Field of Use" means the applications, processes, practices, products and methods related to Ruggedized digital signal processing solutions for all marketplaces and applications worldwide. By way of example and not limitation, marketplaces and applications includes all military and aerospace applications, radar, sonar, software radio, electronic warfare, signal intelligence, smart weapons, unmanned vehicles, avionics and deployed embedded systems for tanks, unmanned vehicles and naval vessels.

         "Fully Burdened Cost" has the meaning set forth in Section 4.2(b)(iii) of this License Agreement.

         "Information and Materials" has the meaning set forth in the Transfer Agreement.

         "Intellectual Property Rights" means all (a) proprietary rights provided anywhere in the world, whether arising pursuant to any foreign or domestic law, rule, regulation, treaty, statute or at common law or otherwise, including, without limitation (i) all patent rights and all letters patent, industrial models, industrial designs, petty patents, patents of importation, patents of addition, utility models, all applications for any of the foregoing, Patent Cooperation Treaty applications, United States provisional patent applications, supplementary protection certificates, certificates of invention and other government issued or granted indicia of invention ownership including any reissue, re-examination, extension, renewal, divisional, substitution, continuation or continuation-in-part applications and patents; (ii) all moral rights and copyrights in any work of authorship, including all registrations and applications therefor, together with any renewal or extension thereof, and all rights deriving therefrom; (iii) all trademarks, service marks, domain names, trade names and trade dress, and all goodwill relating thereto; (iv) all trade secrets, trade secret rights, know-how, and confidential information; and (v) all other intellectual property and proprietary rights protectable, and in each case where applicable including the right to apply for registrations, certificates, or renewals with respect thereto and the right to prosecute, enforce, obtain damages and remedies relating to, settle or release any past, present, or future infringement or misappropriation thereof; and (b) licenses, sub-licenses, franchises, assignments, agreements or any other evidence of any right in any of the foregoing.

         "License" has the meaning set forth in Section 2.1 of this License Agreement.

         "License Agreement" shall have the meaning set forth in the introductory paragraph hereof.

         "License and Transfer Fees" has the meaning set forth in Section 4.1 of this License Agreement.

         "Licensee Group" means VISTA and its Affiliates, and their respective successors and assigns.

         "Licensed Marks" means any of DNA's trademarks, service marks, trade names, trade dress, logos, designs and insignias used or held for use by DNA in connection with the Licensed Technology, including, without limitation, the VQG4, EAGLE and WINGSPAN marks.

         "Licensed Technology" means the DNA digital signal processing technologies for the VQG4, EAGLE platforms and, to the extent used on these platforms, the Wingspan technologies and (a) all hardware designs, board support software, manufacturing data, DNA's portfolio of Wingspan libraries, all related source code, documentation, any research and development information, unpatented inventions, know-how, trade secrets, software programs and technical data, ideas, concepts, uses and applications, and (b) upgrades, improvements, enhancements, modifications, alterations and derivative works based thereon or relating to any of the foregoing, provided that such items are used or held for use by DNA in connection with the VQG4 or EAGLE I platforms, and (c) all Intellectual Property Rights in any of the foregoing. The term Licensed Technology shall not include the Licensed Marks, but shall include all Information and Materials related to the Combined Technology.

         "Marketing Plan" has the meaning set forth in Section 3.1 of this License Agreement.

         "Net Selling Price" has the meaning set forth in Section 4.2(b)(ii) of this License Agreement.

         "New Products" has the meaning set forth in Section 6.2(c) of this License Agreement.

         "Permitted Products" means the following products in the form and with the features and functionality marketed, sold and distributed by DNA immediately prior to the Effective Date: (a) ***, as

--------------
*** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY TERAFORCE TECHNOLOGY CORPORATION FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

more specifically defined, and the agreed-upon specifications for which, are set forth on Schedule 1 to this Exhibit A, and (b) ***, as more specifically defined, and the agreed-upon specifications for which, are set forth on Schedule 2 to this Exhibit A; provided, however, that such features and functionality do not use, in whole or part, the VISTA Technology or the Combined Technology, including, without limitation, any Intellectual Property Rights in or related to the VISTA Technology or Combined Technology (other than the Licensed Technology incorporated therein).

         "Person" means an individual, trust, estate, domestic corporation, foreign corporation, professional corporation, partnership, limited partnership, limited liability company, foreign limited liability company, unincorporated association, or another entity.

         "Pre-Existing Materials" has the meaning set forth in Section 5.3(b) of this License Agreement.

         "Product Premium" has the meaning set forth in Section 4.2(a)(i) of this License Agreement.

         "Products" means the products incorporating, resulting from and/or developed based on the Combined Technology.

         "Profits" has the meaning set forth in Section 4.2(b)(i) of this License Agreement.

         "Promotional Materials" has the meaning set forth in Section 3.2 of this License Agreement.

         "Rejected Good Faith Order" has the meaning set forth in Section 6.2(c) of this License Agreement.

         "Restricted Activities" has the meaning set forth in Section 6.2(a)(i) of this License Agreement.

         "Restricted Persons" has the meaning set forth in Section 6.2(a) of this License Agreement.

         "Ruggedized" means any applications, processes, practices, products and methods to strengthen, fortify, reinforce, protect and/or preserve the integrity of an object and/or the operation and/or use thereof in any manner from and/or against, and otherwise enable an object to withstand and endure, in whole or part, any adverse or opposing conditions, environments, situations, atmospheres, factors and circumstances, including, without limitation temperature, humidity, air quality, wind resistance, velocity, turbulence, vibrations, sound, light, moisture, precipitation, extended or infrequent use, physical or electronic stress, shock, abuse, resistance, interference and/or impedance.

         "Sales" has the meaning set forth in Section 4.2(a)(ii) of this License Agreement.

         "Senior Executives" has the meaning set forth in Section 10.2(b) of this License Agreement.

         "Term" has the meaning set forth in Section 7.1 of this License Agreement.

         "Transfer Agreement" has the meaning set forth in the recitals to this License Agreement.

         "VISTA" has the meaning set forth in the first paragraph hereof.

         "VISTA Indemnitees" has the meaning set forth in Section 9.1 of this License Agreement.

--------------
*** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY TERAFORCE TECHNOLOGY CORPORATION FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

         "VISTA Marks" means any of VISTA's trademarks, service marks, trade names, copyrights, trade dress, logos, designs and insignias related to the VISTA Technology, Combined Technology or Products.

         "VISTA Property" has the meaning set forth in Section 5.2 of this License Agreement.

         "VISTA Residual Rights Fee" has the meaning set forth in Section 4.2(b) of this License Agreement.

         "VISTA Technology" means VISTA's proprietary methods, designs, products, materials, documentation, data, information, inventions, works of authorship, trade secrets, software, hardware, technical data, ideas, know-how, concepts, uses, applications and processes for Ruggedization of systems, boards or circuit card assemblies or any device incorporating digital signal processing, including without limitation, so as to enable them to withstand various types of adverse conditions, including without limitation, environmental conditions required for military and aerospace applications, radar, sonar, software radio, electronic warfare, signal intelligence, smart weapons, unmanned vehicles, avionics and deployed embedded systems for tanks, unmanned vehicles and naval vessels, and any improvements, enhancements, modifications, alterations and derivative works thereto, and all Intellectual Property Rights in any of the foregoing.

                             SCHEDULE 1 TO EXHIBIT A

                                       ***

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY TERAFORCE TECHNOLOGY CORPORATION FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                             SCHEDULE 2 TO EXHIBIT A

                                       ***

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY TERAFORCE TECHNOLOGY CORPORATION FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REDACTED CONFIDENTIAL INFORMATION CONTAINED IN THIS PORTION OF THE DOCUMENT CONSISTED OF TWO PAGES.

                                    EXHIBIT B

                               TRANSFER AGREEMENT

                                    EXHIBIT C

                             DISTRIBUTION AGREEMENT

                                       30